NYSE: WMB

Date:           Feb. 21, 2008
          Williams Reports Fourth-Quarter and Full-Year 2007 Financial Results
•	Natural Gas Business Performance Drives Exceptional 2007 Results

•	Key Measure — Recurring Adjusted EPS — Up 62% for the Year, 111% for 4Q

•	Net Income is $990 Million for 2007, $225 Million for 4Q

•	Domestic Production Up 21% in 2007, Proved Reserves Up 12% over 2006

•	Midstream Sets Record Segment Profit

•	Solid Gas Pipeline Growth on New Rates

•	Guidance Increased for 2008, Steady Growth Forecast for 2009

Year-End Summary Financial Information	2007		2006
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share

Income from continuing operations	$847	$1.40	$347	$0.57
Income (loss) from discontinued operations	143	0.23	(38)	(0.06)

Net income	$990	$1.63	$309	$0.51

Recurring income from continuing operations*	$873	$1.44	$539	$0.89
After-tax mark-to-market adjustments	178	0.29	109	0.18

Recurring income from continuing operations — after mark-to-market adjustments*	$1,051	$1.73	$648	$1.07

Quarterly Summary Financial Information	4Q 2007		4Q 2006
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share

Income from continuing operations	$206	$0.34	$161	$0.26
Income (loss) from discontinued operations	19	0.03	(14)	(0.02)

Net income	$225	$0.37	$147	$0.24

Recurring income from continuing operations*	$267	$0.44	$163	$0.27
After-tax mark-to-market adjustments	91	0.15	10	0.01

Recurring income from continuing operations — after mark-to-market adjustments*	$358	$0.59	$173	$0.28

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          TULSA, Okla. — Williams (NYSE:WMB) announced 2007 unaudited net income of $990 million, or $1.63 per share on a diluted basis, compared with net income of $309 million, or 51 cents per share on a diluted basis, for 2006.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 1 of 11

          For fourth-quarter 2007, the company reported net income of $225 million, or 37 cents per share on a diluted basis, compared with net income of $147 million, or 24 cents per share on a diluted basis, for fourth-quarter 2006.
          Strong performances in the company’s midstream, exploration & production and gas pipeline businesses were the key drivers of the increase in net income for both periods. Key factors were natural gas liquid (NGL) margins remaining at historically high levels, continued strong natural gas production growth, and the positive effect of new rates on two pipeline systems. The full-year period also benefited from the absence of $249 million of litigation related pre-tax charges recorded in second-quarter 2006.
          These benefits were partially offset in the fourth quarter by a loss, primarily mark-to-market, of approximately $166 million related to the sale of certain legacy natural gas contracts associated with the former power business.
          All prior-period amounts presented throughout this report have been recast to reflect certain components of the former Power segment as discontinued operations. Williams closed the sale of substantially all of its power assets to Bear Energy LP, a unit of The Bear Stearns Companies Inc. (NYSE: BSC), in the fourth quarter.
          Income or loss from discontinued operations includes the results of the company’s portfolio of power-related contracts, including its portfolio of tolling, full-requirements and tolling-resale contracts, as well as related hedges, and the Hazleton power generation plant.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
          Williams is continuing its practice of providing an analysis of recurring earnings adjusted to remove the effect on its results of mark-to-market accounting for certain hedges and other derivatives.
          The company expects to have mark-to-market volatility in Gas Marketing Services because that segment has retained certain natural gas legacy contracts and positions from the former Power segment. The company also expects to have some mark-to-market volatility from natural gas storage and transportation hedging. Going forward, however, mark-to-market volatility is expected to be significantly reduced compared with previous levels.
          Recurring income from continuing operations after mark-to-market adjustments was $1.05 billion, or $1.73 per share, for 2007, compared with $648 million, or $1.07 per share, for 2006.
          For fourth-quarter 2007, recurring income from continuing operations after mark-to-market adjustments was $358 million, or 59 cents per share, compared with $173 million, or 28 cents per share, for the same period in 2006.
          A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments accompanies this news release.
Stock Repurchase Update
          In July 2007, Williams announced that its board of directors authorized the repurchase of up to $1 billion of the company’s common stock. The stock-repurchase program has no expiration date.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 2 of 11

          During 2007, the company purchased approximately 16 million shares for $526 million under the program at an average cost of $33.08 per share.
CEO Perspective
          “Our businesses performed at exceptional levels during 2007, delivering more than 60 percent growth in our recurring adjusted earnings per share,” said Steve Malcolm, chairman, president and chief executive officer. “We built on our strong track record of creating value for Williams’ shareholders.
          “We also achieved several important milestones during the year,” Malcolm said. “We divested our power business, began a stock repurchase program and returned to investment grade. We also made two additional drop-downs to our midstream master limited partnership and established a new MLP to own pipeline assets.
          “Our future is bright — Williams is well positioned to help meet the country’s growing demand for cleaner burning and domestically produced energy.
          “From our large-scale E&P and midstream operations in key natural gas growth basins to our premier natural gas pipeline systems, we have the assets and capabilities to continue delivering value growth for our shareholders,” Malcolm said.
Business Segment Performance
          Consolidated results include segment profit for Williams’ businesses — Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Gas Marketing Services as well as results reported in the Other segment.

Consolidated Segment Profit (Loss)	Full Year		4Q
Amounts in millions	2007	2006	2007	2006

Exploration & Production	$756	$552	$190	$140
Midstream Gas & Liquids	1,072	675	367	167
Gas Pipeline	673	467	160	101

	2,501	1,694	717	408

Gas Marketing Services	(337)	(195)	(177)	(30)
Other	(1)	(13)	(1)	(3)

Consolidated Segment Profit	$2,163	$1,486	$539	$375

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 3 of 11

Recurring Consolidated Segment Profit (Loss)
After Mark-to-Market Adjustments*	Full Year		4Q
Amounts in millions	2007	2006	2007	2006

Exploration & Production	$760	$552	$194	$140
Midstream Gas & Liquids	1,071	749	374	169
Gas Pipeline	638	465	160	101

	2,469	1,766	728	410

Gas Marketing Services	(317)	(195)	(157)	(30)
MTM Adjustments for Gas Marketing Services	288	177	148	16
Other	(1)	(13)	(1)	(3)

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$2,439	$1,735	$718	$393

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          For 2007, Williams’ businesses reported consolidated segment profit of $2.16 billion, compared with $1.49 billion for 2006. In fourth-quarter 2007, the company reported consolidated segment profit of $539 million, compared with $375 million in the fourth quarter of 2006.
          The significant improvements in consolidated segment profit during 2007 were primarily because strong operational results in Midstream, Exploration & Production and Gas Pipeline drove higher segment profit in each respective business unit. Lower results in Gas Marketing, primarily due to a fourth-quarter loss related to the sale of certain legacy natural gas contracts, partially offset the higher segment profits in the company’s other businesses.
          On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams’ recurring consolidated segment profit was approximately $2.44 billion in 2007, compared with $1.74 billion for 2006. On the same adjusted basis, recurring consolidated segment profit was $718 million in fourth-quarter 2007, compared with $393 million in fourth-quarter 2006.
Exploration & Production: Continued Strong Production Growth Drives 2007 Results
•	37% Increase in Segment Profit

•	Domestic Proved Reserves Up 442 Bcfe in 2007 — 12% Growth Over ‘06

•	Reserve Replacement Rate is 232%
          Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America.
          The business reported segment profit of $756 million for 2007, an increase of 37 percent over its 2006 segment profit of $552 million. Fourth-quarter 2007 segment profit was $190 million, compared with $140 million for the same period last year.
          Strong growth in domestic natural gas production volumes and increased net realized average prices were the primary drivers of the increased segment profit in 2007. For the year, Williams’ average daily domestic production increased 21 percent over 2006. For fourth-quarter 2007, the company increased its average daily domestic production 18 percent over fourth-quarter 2006.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 4 of 11

          Increased development within the Piceance, Powder River, and Fort Worth basins drove the strong growth in domestic production volumes. In the Piceance Basin of western Colorado — the company’s cornerstone for production and reserves growth — average daily production increased 30 percent for the year and 25 percent for the fourth quarter.

Yearly Average Daily Production Amounts in million cubic feet equivalent of natural gas (MMcfe)	Full Year
	2007	2006	Growth rate
Piceance Basin	540	416	30%
Powder River Basin	170	142	20%
Other Basins	203	194	5%
U.S. interests only	913	752	21%
U.S. and international interests	960	803	20%
          During 2007, Williams’ net realized average price for U.S. production was $5.08 per thousand cubic feet of natural gas equivalent (Mcfe), which was 15 percent higher than the $4.40 per Mcfe realized in 2006.
          While Rockies market prices were 30 percent lower in 2007 compared with 2006, the company’s firm transportation contracts, which allow a significant portion of its Rockies production to be sold at more advantageous market points, as well as fixed priced hedges and collars, contributed to the increase in net realized average prices. Net realized average prices include market prices, net of fuel and shrink and hedge positions, less gathering and transportation expenses.
          The benefits of higher production volumes and higher net realized average prices in 2007 were partially offset by increased depreciation, depletion and amortization, higher operating costs due to increased production volumes and higher well service and industry costs.
          In a separate announcement today, Williams reported year-end 2007 domestic proved U.S. natural gas reserves of 4.14 trillion cubic feet equivalent (Tcfe), up 12 percent from year-end 2006 reserves of 3.7 Tcfe. Including its international interests, Williams had total proved natural gas and oil reserves of 4.3 Tcfe at year-end 2007 as compared to 3.9 Tcfe at year-end 2006.
          Williams’ domestic activities in 2007 resulted in a total addition of 776 billion cubic feet equivalent (Bcfe) in net reserves. Over the past three years, Williams has added more than 1.9 Tcfe in domestic net reserves from drilling activity. For the fifth consecutive year, Williams has replaced more than 200 percent of its production, with a 232 percent reserve replacement rate in 2007.
U.S. Proved Reserves Reconciliation
Amounts in billion cubic feet equivalent of natural gas

Proved reserves Dec. 31, 2006	3,701
Acquisitions	19
Additions and revisions	757
Production	(334)

Proved reserves Dec. 31, 2007	4,143

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 5 of 11

          In 2007, Williams drilled 1,590 gross wells, achieving a success rate greater than 99 percent. During the year, the company continued to be an industry leader in cost performance, as its three-year domestic average finding and developing cost was $1.77 per thousand cubic feet equivalent (Mcfe) of natural gas.
          Williams’ previous 2008 recurring segment profit for Exploration & Production is unchanged at $1 billion to $1.3 billion. The company is updating its capital expenditure guidance for Exploration & Production to a new range of $1.45 billion to $1.65 billion from the previous range of $1.4 billion to $1.6 billion.
          For 2009, Williams expects $1.025 billion to $1.325 billion in recurring segment profit from Exploration & Production. Williams plans to invest $1.45 billion to $1.65 billion of capital in Exploration & Production in 2009.
Midstream Gas & Liquids: Record-setting Year Drives Segment Profit Up 59%, Topping $1 Billion
          Midstream, which provides natural gas gathering and processing, and NGL fractionation and storage services and olefins production, reported 2007 segment profit of $1.07 billion, compared with $675 million in 2006, an increase of 59 percent. This marks the first time Midstream has surpassed $1 billion in segment profit.
          For fourth-quarter 2007, Midstream reported segment profit of $367 million, compared with $167 million for the same period in 2006, an increase of 120 percent.
          Midstream’s extraordinary growth in segment profit during 2007 is primarily due to record-level NGL margins driven by favorable market commodity pricing on NGLs and lower Rockies market natural gas prices. Higher volumes related to the February 2007 start-up of the fifth cryogenic gas processing train at the Opal, Wyo., complex also helped drive the increased segment profit.
          Higher margins in Midstream’s olefins business unit driven by favorable market commodity pricing and higher volumes resulting from the acquisition of an additional interest in the Geismar plant also contributed to the growth.
          Production declines in deepwater Gulf of Mexico, which contributed to lower gathering and production fee revenues, and higher operating expenses partially offset these benefits. The 2007 results benefited from the absence of a non-recurring charge in 2006 of $73 million related to Gulf Liquids litigation.
          Williams markets NGLs via equity volumes the company retains as payment-in-kind under certain processing contracts.
          For 2007, Midstream sold 1.42 billion gallons of NGL equity volumes, compared to 1.36 billion gallons sold during 2006.
          Higher NGL sales volumes in the West, due to the new processing train at the Opal plant, drove the increase in equity sales volumes for the year. Declining producers’ volumes in the Gulf Coast region partially offset the higher volumes in the West.
          For 2008, Williams is increasing Midstream’s recurring segment profit guidance to a range of $700 million to $950 million, up from previous guidance of $575 million to $850 million. The increase reflects higher expected NGL margins.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 6 of 11

          Williams is also increasing Midstream’s capital expenditure guidance for 2008. The company now expects $700 million to $750 million in capital expenditures as certain previously projected expenditures in 2007 are now expected in 2008.
          For 2009, Williams’ recurring segment profit guidance for Midstream is $850 million to $1.15 billion. The capital expenditure guidance for Midstream in 2009 is $450 million to $500 million.
Gas Pipeline: New Rates Drive 44 Percent Increase in Segment Profit for 2007
          Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Northwest, reported 2007 segment profit of $673 million, compared with $467 million for 2006, an increase of 44 percent.
          For fourth-quarter 2007, Gas Pipeline’s segment profit increased 58 percent to $160 million, compared with $101 million for the same period in 2006.
          Increased revenues from new rates on both the Northwest Pipeline and Transco systems and increased earnings from the company’s 50 percent interest in Gulfstream Natural Gas System were the primary drivers of the segment profit increases during 2007. Higher depreciation expenses and operating costs partially offset these benefits.
          The full-year 2007 results include the benefit of a non-recurring $17 million reduction to a regulatory liability and non-recurring income of $18 million associated with payments received for a terminated firm transportation agreement on the Grays Harbor lateral.
          Northwest Pipeline’s new, higher rates went into effect, subject to refund, on Jan. 1, 2007. On March 30, 2007, the Federal Energy Regulatory Commission approved the stipulation and settlement agreement on its rate case.
          Transco’s new, higher rates went into effect, subject to refund, on March 1, 2007. On Nov. 28, 2007, Transco filed a formal stipulation and agreement with the FERC resolving all substantive issues in its rate case. The company is awaiting final FERC approval.
          The company is increasing its 2008 recurring segment profit guidance for Gas Pipeline to a range of $640 million to $690 million. The previous range was $625 million to $675 million. Capital expenditure guidance for 2008 is unchanged at $360 million to $495 million.
          For 2009, the company’s guidance for recurring segment profit is $640 million to $690 million and its guidance for capital spending is $340 million to $490 million.
Gas Marketing Services: Supporting Natural Gas Businesses with Marketing, Risk Management
          Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging natural gas liquids for Midstream.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 7 of 11

          In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges, and provides marketing services to third-parties, such as producers. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business.
          Gas Marketing reported a 2007 segment loss of $337 million, compared with a loss of $195 million in 2006. For fourth-quarter 2007, Gas Marketing reported a segment loss of $177 million, compared with a loss of $30 million in the 2006 period.
          The lower results in 2007 were primarily due to a fourth-quarter loss, primarily mark-to-market, of approximately $166 million related to the sale of certain legacy natural gas contracts.
          The company intends to liquidate a substantial portion of the remaining legacy contracts. Until they are liquidated, Gas Marketing’s earnings may continue to reflect mark-to-market volatility. The company also expects to have some mark-to-market volatility from natural gas storage and transportation hedging. Going forward, however, mark-to-market volatility is expected to be significantly reduced compared with previous levels.

Gas Marketing Recurring Segment Loss Adjusted for Mark-to-Market Effect*	Full Year		4Q
Amounts in millions	2007	2006	2007	2006

Segment loss	($337)	($195)	($177)	($30)
Nonrecurring adjustments	20	—	20	—

Recurring segment loss	(317)	(195)	(157)	(30)
Mark-to-market adjustments	288	177	148	16

Recurring segment loss after MTM adjustments	($29)	($18)	($9)	($14)

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          On a recurring basis adjusted to remove the effect of mark-to-market accounting, Gas Marketing had a segment loss of $29 million in 2007, compared with a loss of $18 million in 2006. On the same adjusted basis, recurring segment loss was $9 million in fourth-quarter 2007, compared with $14 million in fourth-quarter 2006.
          Williams is adjusting its guidance for Gas Marketing in 2008. The company now expects Gas Marketing’s recurring segment results, adjusted for the effect of mark-to-market accounting and exclusive of the effect of any gain or loss on the liquidation of legacy positions, to range from a loss of $20 million to breakeven. Previous guidance was a loss of $30 million to breakeven.
          For 2009, Williams’ guidance for recurring segment results, adjusted for the effect of mark-to-market accounting and exclusive of the effect of any gain or loss on the liquidation of legacy positions, is a range from a loss of $25 million to breakeven.
Guidance Increased for 2008, Steady Growth Forecast for 2009
          Guidance for consolidated segment profit includes results for Exploration & Production, Midstream and Gas Pipeline, as well as Gas Marketing and the Other segment. All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted for the effect of mark-to-market accounting.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 8 of 11

          For 2008, Williams has increased its consolidated segment profit guidance to a range of $2.4 billion to $2.9 billion and earnings per share of $1.60 to $2.00. The previous ranges were $2.25 billion to $2.755 billion in consolidated segment profit and earnings per share of $1.50 to $1.90.
          The new ranges for 2008 reflect the previously referenced increases in Midstream and Gas Pipeline.
          The 2008 ranges assume unhedged natural gas prices ranging from $7.05 to $8.35 per Mcfe (Henry Hub), adjusted for basis differentials, NGL margins consistent with an oil-to-gas price ratio of 8.5 to 9.6 (West Texas Intermediate crude to Henry Hub gas), and an assumption for crude oil pricing in the range of $60 to $80 per barrel.
          For 2008, Williams has also increased its capital expenditure guidance to a range of $2.575 billion to $2.925 billion from the previous range of $2.475 billion to $2.825 billion. The updated range reflects the previously referenced increases in Midstream and Exploration & Production.
          For its 2009 guidance, Williams expects consolidated segment profit of $2.5 billion to $3.1 billion and earnings per share of $1.70 to $2.20. The company expects total capital expenditures in 2009 of $2.25 billion to $2.650 billion.
          The primary factors in the steady growth forecast for 2009 are increased natural gas production in the exploration & production business, as well as the benefit of new projects in the midstream business and gas pipeline expansion projects. Lower net realized average natural gas prices, due primarily to legacy hedges, are expected to partially offset these benefits.
          The 2009 ranges assume unhedged natural gas prices ranging from $7.05 to $8.35 per Mcfe (Henry Hub), adjusted for basis differentials, NGL margins consistent with an oil-to-gas price ratio of 9.2 to 10.2 (West Texas Intermediate crude to Henry Hub gas), and an assumption for crude oil pricing in the range of $65 to $85 per barrel.
Today’s Analyst Call
          Williams’ management will discuss the company’s 2007 financial results and outlook through 2009 during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.
          Participants are encouraged to access the presentation and corresponding slides via www.williams.com.
          A limited number of phone lines also will be available at (877) 741-4244. International callers should dial (719) 325-4820. Callers should dial in at least 10 minutes prior to the start of the discussion.
          Replays of the webcast, in both streaming and podcast forms, will be available for two weeks at www.williams.com following the event.
Form 10-K
          The company expects to file its Form 10-K with the Securities and Exchange Commission during the week of Feb. 25. The document will be available on both the SEC and Williams websites.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 9 of 11

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas market, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 10 of 11

obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain that those for possible reserves.
Reference to “total resource portfolio” include proved, probable and possible reserves as well as new opportunities potential.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 28, 2007, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

Williams (NYSE: WMB) Year-end 2007 Financial Results — Feb. 21, 2008	Page 11 of 11

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
December 31, 2007

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2006					2007
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Income (loss) from continuing operations available to common stockholders	$132	($59)	$113	$161	$347	$170	$243	$228	$206	$847

Income (loss) from continuing operations — diluted earnings (loss) per common share	$0.22	($0.10)	$0.19	$0.26	$0.57	$0.28	$0.40	$0.38	$0.34	$1.40

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$—	$—	$—	$—	$—	$4	$4

Total Exploration & Production nonrecurring items	—	—	—	—	—	—	—	—	4	4

Gas Pipeline
Reversal of litigation contigency due to favorable ruling — TGPL	(2)	—	—	—	(2)	—	—	—	—	—
Change in estimate related to a regulatory liability — NWP	—	—	—	—	—	—	(17)	—	—	(17)
Payments received for terminated firm transportation agreement — NWP	—	—	—	—	—	—	(6)	(12)	—	(18)

Total Gas Pipeline nonrecurring items	(2)	—	—	—	(2)	—	(23)	(12)	—	(35)

Midstream Gas & Liquids
Reversal of a maintenance accrual	—	—	—	—	—	(8)	—	—	—	(8)
Income from a favorable litigation outcome	—	—	—	—	—	—	—	—	(12)	(12)
Reserve for international receivables	—	—	—	—	—	—	—	—	9	9
Impairment of Carbonate Trend pipeline	—	—	—	—	—	—	—	—	10	10
Gains on sales of MGL properties	—	—	(8)	—	(8)	—	—	—	—	—
Adjustment of accounts payable accrual	—	—	11	—	11	—	—	—	—	—
Losses on asset retirements, abandonments and write-downs	—	—	5	—	5	—	—	—	—	—
Accrual for Gulf Liquids litigation contingency	—	68	2	2	73	—	—	—	—	—
Settlement of an international contract dispute (1)	(6)	—	—	—	(6)	—	—	—	—	—
Rounding	—	—	—	—	(1)	—	—	—	—	—

Total Midstream Gas & Liquids nonrecurring items	(6)	68	10	2	74	(8)	—	—	7	(1)

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	—	—	—	—	—	20	20

Total Gas Marketing Services nonrecurring items	—	—	—	—	—	—	—	—	20	20

Nonrecurring items included in segment profit (loss)	(8)	68	10	2	72	(8)	(23)	(12)	31	(12)

Nonrecurring items below segment profit (loss)
Impairment of cost-based investment — Petrowayu (Investing income / loss — Exploration & Production) (1)	—	—	—	16	16	—	—	—	—	—
Securities litigation settlement and related costs (2)	1	161	3	2	167	—	—	—	—	—
Reversal of interest accrual related to reversal of litigation contingency noted above (Interest accrued — Gas Pipeline — TGPL)	(5)	—	—	—	(5)	—	—	—	—	—
Early debt retirement costs (Corporate and Exploration & Production) (1)	27	4	—	—	31	—	—	—	19	19
Gain on sale of Algar/Triangulo shares (Investing income / loss — Other)	(7)	—	—	—	(7)	—	—	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	—	20	1	1	22	1	1	1	—	3
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	—	—	—	—	—	(2)	—	(2)
Interest related to royalty litigation contingency ( Interest accrued — E&P)	—	—	—	—	—	—	—	—	1	1
Rounding	—	—	—	1	2	—	1	(1)	—	—

	16	185	4	20	226	1	2	(2)	20	21
Total nonrecurring items	8	253	14	22	298	(7)	(21)	(14)	51	9
Tax effect for above items (1)(2)(3)	3	77	5	2	88	(3)	1	(5)	13	6
Adjustment for nonrecurring tax-related items(4)	—	—	—	(18)	(18)	—	—	—	23	23

Recurring income from continuing operations available to common stockholders	$137	$117	$122	$163	$539	$166	$221	$219	$267	$873

Recurring diluted earnings per common share	$0.23	$0.20	$0.20	$0.27	$0.89	$0.27	$0.36	$0.36	$0.44	$1.44

Weighted-average shares — diluted (thousands)	607,073	595,561	609,062	610,352	608,627	611,470	613,172	610,651	604,243	609,866

(1)	The tax rate applied to Midstream’s international contract dispute settlement in 1st quarter 2006 is 34%. The tax rate applied to nonrecurring items for 2nd quarter 2006 has been adjusted for the effect of early debt retirement costs related to our convertible debt. The tax rate applied to 4th quarter 2006 has also been adjusted for the effect of a nondeductible international impairment.

(2)	The tax rate applied to nonrecurring items for 2nd, 3rd and 4th quarters 2006 has been adjusted for the effect of nondeductible expenses associated with securities litigation settlement and related costs. The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain of these previous adjustments as these expenses are now considered deductible based on an IRS ruling.

(3)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(4)	The 4th quarter of 2006 includes a tax benefit of approximately $25 million related to federal income tax litigiation partially offset by approximately $7 million of excess deferred tax provision. The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.

Consolidated Statement of Income
(UNAUDITED)

	2006					2007
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$2,387	$2,220	$2,512	$2,257	$9,376	$2,368	$2,824	$2,860	$2,506	$10,558

Segment costs and expenses:
Costs and operating expenses	1,962	1,777	2,040	1,787	7,566	1,843	2,180	2,222	1,834	8,079
Selling, general and administrative expenses	58	96	113	122	389	102	108	107	154	471
Other (income) expense — net	(22)	66	(7)	(3)	34	(18)	(18)	(2)	20	(18)

Total segment costs and expenses	1,998	1,939	2,146	1,906	7,989	1,927	2,270	2,327	2,008	8,532

Equity earnings	22	23	30	24	99	21	23	52	41	137

Total segment profit	411	304	396	375	1,486	462	577	585	539	2,163

Reclass equity earnings	(22)	(23)	(30)	(24)	(99)	(21)	(23)	(52)	(41)	(137)
General corporate expenses	(31)	(34)	(35)	(32)	(132)	(40)	(36)	(40)	(45)	(161)
Securities litigation settlement and related fees	(1)	(161)	(3)	(2)	(167)	—	—	—	—	—

Operating income	357	86	328	317	1,088	401	518	493	453	1,865

Interest accrued	(161)	(180)	(161)	(168)	(670)	(172)	(172)	(171)	(170)	(685)
Interest capitalized	3	4	5	5	17	5	7	9	11	32
Investing income	48	39	51	30	168	52	66	78	61	257
Early debt retirement costs	(27)	(4)	—	—	(31)	—	—	—	(19)	(19)
Minority interest in income of consolidated subsidiaries	(7)	(8)	(12)	(13)	(40)	(14)	(25)	(29)	(22)	(90)
Other income (expense) — net	7	8	3	8	26	2	2	8	(1)	11

Income (loss) from continuing operations before income taxes	220	(55)	214	179	558	274	396	388	313	1,371
Provision for income taxes	88	4	101	18	211	104	153	160	107	524

Income (loss) from continuing operations	132	(59)	113	161	347	170	243	228	206	847
Income (loss) from discontinued operations	—	(17)	(7)	(14)	(38)	(36)	190	(30)	19	143

Net income (loss)	$132	$(76)	$106	$147	$309	$134	$433	$198	$225	$990

Diluted earnings per common share:
Income (loss) from continuing operations	$0.22	$(0.10)	$0.19	$0.26	$0.57	$0.28	$0.40	$0.38	$0.34	$1.40
Income (loss) from discontinued operations	—	(0.03)	(0.01)	(0.02)	(0.06)	(0.06)	0.31	(0.05)	0.03	0.23

Net income (loss)	$0.22	$(0.13)	$0.18	$0.24	$0.51	$0.22	$0.71	$0.33	$0.37	$1.63

Weighted-average number of shares used in computation (thousands)	607,073	595,561	609,062	610,352	608,627	611,470	613,172	610,651	604,243	609,866

Common shares outstanding at end of period (thousands)	595,007	595,562	596,130	597,147	597,147	598,492	599,781	593,016	586,148	586,148

Market price per common share (end of period)	$21.39	$23.36	$23.87	$26.12	$26.12	$28.46	$31.62	$34.06	$35.78	$35.78

Common dividends per share	$0.075	$0.09	$0.09	$0.09	$0.345	$0.09	$0.10	$0.10	$0.10	$0.39

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Segment profit (loss):

Exploration & Production	$148	$119	$145	$140	$552	$188	$209	$169	$190	$756
Gas Pipeline	135	122	109	101	467	150	180	183	160	673
Midstream Gas & Liquids	154	132	222	167	675	154	251	300	367	1,072
Gas Marketing Services	(23)	(66)	(76)	(30)	(195)	(30)	(63)	(67)	(177)	(337)
Other	(3)	(3)	(4)	(3)	(13)	—	—	—	(1)	(1)

Total segment profit	$411	$304	$396	$375	$1,486	$462	$577	$585	$539	$2,163

Nonrecurring adjustments:

Exploration & Production	$—	$—	$—	$—	$—	$—	$—	$—	$4	$4
Gas Pipeline	(2)	—	—	—	(2)	—	(23)	(12)	—	(35)
Midstream Gas & Liquids	(6)	68	10	2	74	(8)	—	—	7	(1)
Gas Marketing Services	—	—	—	—	—	—	—	—	20	20
Other	—	—	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(8)	$68	$10	$2	$72	$(8)	$(23)	$(12)	$31	$(12)

Recurring segment profit (loss):

Exploration & Production	$148	$119	$145	$140	$552	$188	$209	$169	$194	$760
Gas Pipeline	133	122	109	101	465	150	157	171	160	638
Midstream Gas & Liquids	148	200	232	169	749	146	251	300	374	1,071
Gas Marketing Services	(23)	(66)	(76)	(30)	(195)	(30)	(63)	(67)	(157)	(317)
Other	(3)	(3)	(4)	(3)	(13)	—	—	—	(1)	(1)

Total recurring segment profit	$403	$372	$406	$377	$1,558	$454	$554	$573	$570	$2,151

Note:	Segment profit (loss) includes equity earnings reported in Investing income in the Consolidated Statement of Income. Equity earnings results from investments accounted for under the equity method.

Exploration & Production (UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Production	$287	$288	$316	$347	$1,238	$413	$449	$399	$464	$1,725
Gas management	41	29	25	39	134	55	67	63	87	272
Net nonqualified hedge derivative income (loss)	13	(2)	2	11	24	(2)	(5)	8	(17)	(16)
International	16	15	17	16	64	15	16	16	17	64
Other	(1)	12	11	6	28	2	12	13	21	48

Total revenues	356	342	371	419	1,488	483	539	499	572	2,093

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	73	85	95	109	362	114	131	139	151	535
Lease and other operating expenses	30	44	39	46	159	44	49	54	58	205
Operating taxes	32	28	31	29	120	34	35	30	22	121
Exploration expense	4	3	2	8	17	7	5	4	4	20
Third party gathering expense	6	8	8	8	30	9	7	9	8	33
Selling, general and administrative expenses (including International)	22	28	28	34	112	36	32	35	45	148
Gas management expenses	41	29	25	39	134	55	67	63	87	272
International (excluding DD&A and SG&A)	6	4	5	6	21	4	6	7	7	24
Other (income) expense — net	(1)	—	(1)	5	3	(3)	3	(1)	5	4

Total segment costs and expenses	213	229	232	284	958	300	335	340	387	1,362

Equity earnings — International	5	6	6	5	22	5	5	10	5	25

Reported segment profit	148	119	145	140	552	188	209	169	190	756

Nonrecurring adjustments	—	—	—	—	—	—	—	—	4	4

Recurring segment profit	$148	$119	$145	$140	$552	$188	$209	$169	$194	$760

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	59.5	67.1	71.8	76.0	274.4	76.1	81.7	85.2	90.1	333.1
Net domestic volumes per day (MMcfe/d)	661	738	780	826	752	845	898	926	979	913
Net domestic realized price ($/Mcfe) (1)	$4.712	$4.177	$4.300	$4.450	$4.401	$5.318	$5.390	$4.587	$5.057	$5.078
Production taxes per Mcfe	$0.534	$0.420	$0.433	$0.377	$0.436	$0.440	$0.439	$0.343	$0.253	$0.364
Lease and other operating expense per Mcfe	$0.505	$0.653	$0.544	$0.610	$0.581	$0.574	$0.598	$0.639	$0.645	$0.616

(1)	Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	6.0	5.6	6.0	6.1	23.7	5.2	5.4	5.6	5.8	22.0
Volumes per day (MMcfe/d)	67	61	65	67	65	58	59	61	63	60

Volumes net to Williams (after minority interest) (Bcfe)	4.7	4.4	4.7	4.8	18.6	4.1	4.2	4.4	4.6	17.3
Volumes net to Williams per day (MMcfe/d)	53	48	51	53	51	46	46	48	50	47

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	64.2	71.5	76.5	80.9	293.1	80.2	85.9	89.7	94.6	350.4
Volumes net to Williams per day (MMcfe/d)	714	786	831	879	803	891	945	974	1,028	960

Gas Pipeline
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr		3rd Qtr	4th Qtr	Year

Revenues:
Northwest Pipeline	$80	$80	$81	$83	$324	$103	$103		$106	$110	$422
Transcontinental Gas Pipe Line	254	257	253	259	1,023	268	312		286	321	1,187
Other	—	—	—	1	1	—	—		—	1	1

Total revenues	334	337	334	343	1,348	371	415		392	432	1,610

Segment costs and expenses:
Costs and operating expenses	177	193	192	203	765	195	224		203	229	851
Selling, general and administrative expenses	31	35	46	50	162	35	38		37	51	161
Other (income) expense — net	(1)	(3)	(4)	(1)	(9)	—	(17)		(10)	3	(24)

Total segment costs and expenses	207	225	234	252	918	230	245		230	283	988

Equity earnings	8	10	9	10	37	9	10		21	11	51
Income (loss) from investments	—	—	—	—	—	—	—		—	—	—

Reported segment profit:
Northwest Pipeline	33	33	32	29	127	55	75	*	66	52	248
Transcontinental Gas Pipe Line	96	81	70	63	310	87	98		97	101	383
Other	6	8	7	9	30	8	7		20	7	42

Total reported segment profit	135	122	109	101	467	150	180		183	160	673

Nonrecurring adjustments:
Northwest Pipeline	—	—	—	—	—	—	(23	)*	(12)	—	(35)
Transcontinental Gas Pipe Line	(2)	—	—	—	(2)	—	—		—	—	—
Other	—	—	—	—	—	—	—		—	—	—

Total nonrecurring adjustments	(2)	—	—	—	(2)	—	(23)		(12)	—	(35)

Recurring segment profit:
Northwest Pipeline	33	33	32	29	127	55	52		54	52	213
Transcontinental Gas Pipe Line	94	81	70	63	308	87	98		97	101	383
Other	6	8	7	9	30	8	7		20	7	42

Total recurring segment profit	$133	$122	$109	$101	$465	$150	$157		$171	$160	$638

*	Includes $6 million of income associated with payments received for a terminated firm transportation agreement on Gas Pipeline’s Grays Harbor lateral that was reclassified from other income — net below operating income to other (income) expense — net within segment costs and expenses.

Operating statistics

Northwest Pipeline
Throughput (TBtu)	179.7	142.7	156.6	196.5	675.5	200.2	159.8	176.5	220.4	756.9
Average daily transportation volumes (TBtu)	2.0	1.6	1.7	2.1	1.9	2.2	1.8	1.9	2.4	2.1
Average daily firm reserved capacity (TBtu)	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.6	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	502.8	427.0	471.3	457.7	1,858.8	525.2	427.6	477.4	473.2	1,903.4
Average daily transportation volumes (TBtu)	5.6	4.6	5.1	5.0	5.1	5.8	4.7	5.2	5.1	5.2
Average daily firm reserved capacity (TBtu)	7.0	6.4	6.4	6.7	6.6	6.8	6.4	6.4	6.7	6.6

Midstream Gas & Liquids
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Gathering & Processing	$102	$106	$107	$109	424	$104	$102	$106	$102	$414
Venezuela fee revenue	39	38	40	37	154	37	38	38	35	148
NGL sales from gas processing	264	292	297	263	1,116	260	319	346	435	1,360
Production handling and transportation	37	33	33	31	134	29	28	26	25	108
Olefins sales (including Gulf and Canada)	149	131	176	156	612	131	176	287	321	915
Trading/marketing sales	709	806	864	758	3,137	792	1,007	1,063	1,297	4,159
Other revenues	46	39	38	34	157	33	40	31	33	137

	1,346	1,445	1,555	1,388	5,734	1,386	1,710	1,897	2,248	7,241
Intrasegment eliminations	(354)	(396)	(428)	(397)	(1,575)	(384)	(467)	(537)	(673)	(2,061)

Total revenues	992	1,049	1,127	991	4,159	1,002	1,243	1,360	1,575	5,180

Segment costs and expenses:
NGL cost of goods sold	200	173	157	144	674	166	149	124	140	579
Olefins cost of goods sold	133	108	141	128	510	114	147	239	267	767
Trading/marketing cost of goods sold	717	799	863	766	3,145	787	996	1,058	1,285	4,126
Venezuela operating costs	17	18	17	19	71	19	19	20	20	78
Operating costs	130	127	141	144	542	141	128	139	146	554
Other
Selling, general and administrative expenses	23	26	31	31	111	27	29	32	49	137
Other (income) expense — net	(18)	68	(2)	(2)	46	(15)	(1)	6	(1)	(11)
Intrasegment eliminations	(354)	(396)	(428)	(397)	(1,575)	(384)	(467)	(537)	(673)	(2,061)

Total segment costs and expenses	848	923	920	833	3,524	855	1,000	1,081	1,233	4,169

Equity earnings	10	6	15	9	40	7	8	21	25	61

Reported segment profit	154	132	222	167	675	154	251	300	367	1,072
Nonrecurring adjustments	(6)	68	10	2	74	(8)	—	—	7	(1)

Recurring segment profit	$148	$200	$232	$169	$749	$146	$251	$300	$374	$1,071

Operating statistics

Gathering volumes (TBtu)	297	300	293	291	1,181	269	259	266	251	1,045

Processing volumes (TBtu)	192	205	210	226	833	227	234	243	234	938

NGL equity sales (million gallons) *	334	361	334	326	1,355	345	359	358	356	1,418
NGL margin ($/gallon)	$0.19	$0.33	$0.42	$0.37	$0.33	$0.27	$0.47	$0.62	$0.83	$0.55
Domestic NGL Production (million gallons) *	550	591	584	607	2,332	594	619	640	642	2,495

Canadian NGL equity sales (million gallons)	30	26	34	38	128	35	33	35	33	136

Olefins sales (Ethylene & Propylene) (million lbs)	259	197	268	264	988	213	274	473	441	1,401

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr*	Year*	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$1,424	$1,117	$1,320	$1,188	$5,049	$1,288	$1,394	$1,247	$704	$4,633

Segment costs and expenses:
Costs and operating expenses	1,470	1,180	1,392	1,216	5,258	1,316	1,452	1,312	857	4,937
Selling, general and administrative expenses	(21)	2	3	3	(13)	2	5	2	4	13
Other (income) expense — net	(2)	1	1	(1)	(1)	—	—	—	20	20

Total segment costs and expenses	1,447	1,183	1,396	1,218	5,244	1,318	1,457	1,314	881	4,970

Reported segment loss	(23)	(66)	(76)	(30)	(195)	(30)	(63)	(67)	(177)	(337)

Nonrecurring adjustments	—	—	—	—	—	—	—	—	20	20

Recurring segment loss	$(23)	$(66)	$(76)	$(30)	$(195)	$(30)	$(63)	$(67)	$(157)	$(317)

*	Amounts have been recast to present certain operations as discontinued operations.

Capital Expenditures and Investments
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Capital expenditures:
Exploration & Production	$310	$284	$385	$443	$1,422	$343	$386	$467	$495	$1,691

Gas Pipeline:
Northwest Pipeline	40	96	178	159	473	49	21	37	52	159
Transcontinental Gas Pipe Line	46	107	110	75	338	59	119	139	43	360

Total	86	203	288	234	811	108	140	176	95	519

Midstream Gas & Liquids	71	39	84	63	257	55	185	227	120	587
Gas Marketing Services	1	—	—	—	1	—	—	—	—	—
Other	—	8	1	9	18	4	6	4	5	19

Total	$468	$534	$758	$749	$2,509	$510	$717	$874	$715	$2,816

Purchase of investments:
Exploration & Production	—	—	—	—	—	—	—	(2)	—	(2)
Gas Pipeline	—	—	5	—	5	1	3	15	23	42
Midstream Gas & Liquids	(3)	—	—	3	—	—	—	—	—	—
Other	13	26	5	—	44	19	1	—	—	20

Total	$10	$26	$10	$3	$49	$20	$4	$13	$23	$60

Summary:
Exploration & Production	$310	$284	$385	$443	$1,422	$343	$386	$465	$495	$1,689
Gas Pipeline	86	203	293	234	816	109	143	191	118	561
Midstream Gas & Liquids	68	39	84	66	257	55	185	227	120	587
Gas Marketing Services	1	—	—	—	1	—	—	—	—	—
Other	13	34	6	9	62	23	7	4	5	39

Total	$478	$560	$768	$752	$2,558	$530	$721	$887	$738	$2,876

Cumulative summary:
Exploration & Production	$310	$594	$979	$1,422	$1,422	$343	$729	$1,194	$1,689	$1,689
Gas Pipeline	86	289	582	816	816	109	252	443	561	$561
Midstream Gas & Liquids	68	107	191	257	257	55	240	467	587	$587
Gas Marketing Services	1	1	1	1	1	—	—	—	—	$—
Other	13	47	53	62	62	23	30	34	39	$39

Total	$478	$1,038	$1,806	$2,558	$2,558	$530	$1,251	$2,138	$2,876	$2,876

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Depreciation, depletion and amortization:
Exploration & Production	$73	$84	$95	$108	$360	$114	$131	$139	$151	$535
Gas Pipeline:
Northwest Pipeline	19	18	19	21	77	23	22	21	22	88
Transcontinental Gas Pipe Line	50	52	51	52	205	54	58	58	57	227

Total	69	70	70	73	282	77	80	79	79	315
Midstream Gas & Liquids	50	50	50	53	203	53	54	52	55	214
Gas Marketing Services	2	2	1	2	7	1	1	2	3	7
Other	3	3	3	2	11	3	3	3	1	10

Total	$197	$209	$219	$238	$863	$248	$269	$275	$289	$1,081

Other selected financial data:
Cash and cash equivalents	$1,115	$980	$1,075	$2,269	$2,269	$1,811	$1,739	$1,455	$1,699	$1,699

Total assets	$26,029	$25,617	$24,822	$25,402	$25,402	$25,936	$26,046	$25,837	$25,061	$25,061

Capital structure:
Debt
Current	$176	$171	$142	$392	$392	$388	$468	$466	$143	$143
Noncurrent	$7,253	$7,293	$7,275	$7,622	$7,622	$7,507	$7,443	$7,425	$7,757	$7,757
Stockholders’ equity	$5,926	$5,882	$6,071	$6,073	$6,073	$6,192	$6,423	$6,456	$6,375	$6,375
Debt to debt-plus-equity ratio	55.6%	55.9%	55.0%	56.9%	56.9%	56.0%	55.2%	55.0%	55.3%	55.3%

Adjustment to remove MTM effect

	4th Quarter		YTD
Dollars in millions except for per share amounts	2007	2006	2007	2006

Recurring income from cont. ops available to common shareholders	$267	$163	$873	$539
Recurring diluted earnings per common share	$0.44	$0.27	$1.44	$0.89
Mark-to-Market (MTM) adjustments:
Reverse forward unrealized MTM losses	145	22	300	136
Add realized gains (losses) from MTM previously recognized	3	(6)	(12)	41

Total MTM adjustments	148	16	288	177

Tax effect of total MTM adjustments	(57)	(6)	(110)	(68)

After tax MTM adjustments	91	10	178	109

Recurring income from cont. ops available to common shareholders after MTM adjust.	$358	$173	$1,051	$648
Recurring diluted earnings per share after MTM adj.	$0.59	$0.28	$1.73	$1.07

weighted average shares — diluted (thousands)	604,243	610,352	609,866	608,627
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.
Some annual figures may differ from sum of quarterly figures due to rounding.

Non-GAAP Utility Statement:
     This press release includes certain financial measures, EBITDA, recurring earnings, operating free cash flow and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets, less income (loss) from discontinued operations. Operating free cash flow is defined as cash flow from continuing operations less capital expenditures before dividends or principal payments. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the Company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating. Neither EBITDA nor recurring earnings, operating free cash flow and recurring segment profit are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to designated hedges or other derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.